CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of our report dated December 5, 1995, relating to the statement of assets and liabilities of TCW/DW Mid-Cap Equity Trust, which appears in such Statement of Additional Information. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
December 5, 1995